Exhibit 11

                     NACCO Industries, Inc. And Subsidiaries
                                    Form 10-Q
                        Computation of Earnings per Share


                                                        Three Months Ended March 31
                                                 -------------------------------------------
                                                     1997                        1996
                                                 --------------             ----------------
                                                 Dollars and shares in thousands, except per
                                                                 share data)

Net income                                       $       2,848                $      12,919
                                                 =============                =============

Per share amounts reported
to stockholders - Note 1:                        $         .35                $        1.44
                                                 =============                =============


Primary:
   Weighted average shares outstanding                   8,196                        8,975
   Dilutive stock options - Note 2                           9                           11
                                                 =============                =============
         Totals                                          8,205                        8,986
                                                 =============                =============


   Net income per share                          $         .35                $        1.44
                                                 =============                =============


Fully diluted:
   Weighted average shares outstanding                   8,196                        8,975
   Dilutive stock options - Note 2                           8                           12
                                                 =============                =============
         Totals                                          8,204                        8,987
                                                 =============                =============



   Net income per share                          $         .35                $        1.44
                                                 =============                =============

  Note 1 - Per share earnings have been computed and reported to the stockholders pursuant to APB Opinion No. 15, which provides that "any reduction of less than 3% in the aggregate need not be considered as dilution in the computation and presentation of earnings per share data."

  Note 2 - Dilutive stock options are calculated based on the treasury stock method. For primary per share earnings the average market price is used. For fully diluted per share earnings the period-end market price, if higher than the average market price, is used.